EXHIBIT 16.1
DELOITTE
Deloitte & Touche LLP
Suite 900
600 Renaissance Center
Detroit, MI 48243-1895
USA
Tel: +1 313 396 3000
Fax: +1 313 396 3618
www.deloitte.com
October 8, 2008
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of BorgWarner Inc.’s Form 8-K dated October 8, 2008, and have the following comments:
1. We agree with the statements made in the second, third and fourth paragraphs.
2. We have no basis on which to agree or disagree with the statements made in the first and fifth paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP
Member of
Deloitte Touche Tohmatsu